Immune Therapeutics, Inc. to Hold an Informational Shareholder Meeting on Wednesday, August 17, 2016 at 10 A.M. EDT

ORLANDO, Florida – Immune Therapeutics, Inc. (OTCQB: IMUN) An Informational Shareholder Meeting will be held on Wednesday, August 17, 2016, at 10 a.m. EDT, at the Citrus Club, 255 South Orange Avenue, Suite 1800, Orlando, FL 32801.

An archive of the Informational Shareholder Meeting will be available on the Immune Therapeutics’ website by Monday, August 22, 2016 at www.immunetherapeutics.com.

In order to attend the Shareholder Meeting you must be a shareholder of record or a beneficial owner of Immune Therapeutics, Inc. stock as of the close of business on August 16, 2016.

The meeting is for shareholders only.

About Immune Therapeutics:

Immune Therapeutics, formerly known as TNI BioTech, Inc., is a biotechnology company working to combat chronic, life-threatening diseases through the activation and modulation of the body’s immune system using its patented immunotherapy. Its products and immunotherapy technologies are designed to harness the power of the immune system to improve the treatment of cancer, infections such as HIV/AIDS, chronic inflammatory diseases, and autoimmune diseases.

Immune Therapeutics’ proprietary technology, therapies and patents include the treatment of a wide range of cancers. Its most advanced clinical programs involve immunotherapy with met-enkephalin (MENK) (sometimes referred to as opioid growth factor) and its Low Dose Naltrexone (LDN) product or LodonalTM, which have been shown to stimulate the immune system even in patients with advanced cancer.

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